Exhibit 99.1

Generics International (US), Inc. and Subsidiaries

Consolidated Financial Statements

Year Ended December 31, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Generics International (US), Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Generics International (US), Inc. and subsidiaries (the “Company”) as of December 31, 2009, and the related consolidated statement of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Generics International (US), Inc. and subsidiaries as of December 31, 2009, and the consolidated results of its operations and its cash flows for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

March 26, 2010

Metro Park, New Jersey

Generics International (US), Inc. and Subsidiaries

Consolidated Balance Sheet

As of December 31, 2009

2009
Assets
Current assets:
Cash and cash equivalents	$8,047,157
Trade accounts receivables—net	48,036,440
Other receivables	1,806,107
Inventories—net	72,933,454
Prepaid expenses and other current assets	841,138

Total current assets	131,664,296

Property and equipment—net	106,857,798
Intangible assets—net	160,594,256
Goodwill	237,483,545

Total assets	$636,599,895

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$18,751,621
Accrued returns allowance	8,605,336
Other accrued expenses	20,429,788
Discontinued operations	837,743

Total current liabilities	48,624,488

Long term debt	399,795,000
Deferred taxes	13,551,931

Commitments and contingencies (Note 13)

Common stock 1,000 shares at $0.01 par value authorized, issued and outstanding	10
Additional paid in capital	477,160,540
Accumulated deficit	(289,533,176)
Accumulated other comprehensive loss	(12,998,898)

Total stockholder’s equity	174,628,476

Total liabilities and stockholder’s equity	$636,599,895

See notes to accompanying consolidated financial statements

Generics International (US), Inc. and Subsidiaries

Consolidated Statement of Operations

For the Year Ended December 31, 2009

2009
Net sales	$308,720,555
Cost of goods sold	208,346,522
Selling, general, and administrative	45,856,557
Research and development	12,029,506
Other operating income	18,656,466

Operating income	61,144,436
Interest income	63,889
Interest expense	(34,140,977)

Pretax income from continued operations	27,067,348
Provision for taxes	6,535,498

Income (loss) from continued operations	20,531,850
Discontinued operations	2,104,620

Net income	$18,427,230

See notes to accompanying consolidated financial statements

Generics International (US), Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholder’s Equity

For the Year Ended December 31, 2009

	Common Stock Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Total
Balance—December 31, 2008	1,000	$10	$477,160,540	$(307,960,406)	$(18,733,600)		$150,466,544
Comprehensive income (loss):
Net income				18,427,230		$18,427,230	18,427,230
Change in unrealized loss on derivatives, net of tax					5,734,702	5,734,702	5,734,702

Total comprehensive loss						$24,161,932

Balance—December 31, 2009	1,000	$10	$477,160,540	$(289,533,176)	$(12,998,898)		$174,628,476

See notes to accompanying consolidated financial statements

Generics International (US), Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2009

2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,427,230
Adjustments to reconcile net income (used in) to net cash provided by operating activities:
Depreciation and amortization	17,159,244
Stock based compensation	269,325
Deferred taxes	6,535,498
Changes in assets and liabilites which provided (used) cash:
Trade accounts receivable—net	(3,099,854)
Other receivables	1,233,403
Inventories—net	(8,161,134)
Prepaid expenses and other current assets	(99,805)
Accounts payable	(9,396,227)
Accrued returns allowance	1,993,221
Other accrued expenses	604,917

Net cash provided by operating activities	25,465,818

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,401,720)

Net cash used in investing activities	(11,401,720)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	15,000,000
Principal payments of long-term debt	(36,055,000)

Net cash used in financing activities	(21,055,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,990,902)
CASH AND CASH EQUIVALENTS—Beginning of year	15,038,059

CASH AND CASH EQUIVALENTS—End of year	$8,047,157

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$34,140,977

See notes to accompanying consolidated financial statements

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

1. Nature of Operations and Basis of Presentation

Generics International (US), Inc. (the “Company”), through its wholly owned subsidiaries Generics Bidco I DBA Qualitest Pharmaceuticals, Inc. and Generics Bidco II DBA Vintage Pharmaceuticals, Quartz Specialty Pharmaceuticals, and Generics Bidco III, is a manufacturer and distributor of generic drugs throughout the U.S. The Company sells to wholesalers, as well as, directly to chain pharmacies and individual pharmacies. It has one distribution and two manufacturing facilities located in Huntsville, Alabama and a manufacturing facility in Charlotte, North Carolina.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). The consolidated financial statements include Generics International (US), Inc. and its subsidiaries listed in Note 1. All subsidiaries have been consolidated, and all significant intercompany items have been eliminated.

Accounting Estimates

Management is required to make certain estimates and assumptions in order to prepare consolidated financial statements in conformity with generally accepted accounting principles. Such estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The Company’s most significant estimates relate to the determination of sales returns and allowances for accounts receivable and accrued liabilities, valuation of inventory balances, the determination of useful lives for intangible assets and the assessment of expected cash flows used in evaluating goodwill and other long-lived assets for impairment. The estimation process required to prepare the Company’s consolidated financial statements requires assumptions to be made about future events and conditions, and as such, is inherently subjective and uncertain. Actual results could differ materially from those estimates.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, product delivery has occurred, title has passed, the price is fixed or determinable and collection is reasonably assured. Revenues are recorded net of provisions for sales discounts and returns, which are established at the time of sale. Accruals for sales discounts and allowances are reflected as a direct reduction to accounts receivable and accruals for returns are recorded as a liability.

The Company establishes accruals for returns, chargebacks, sales volume rebates, cash discounts, and Medicaid rebate obligations in the same period it recognizes the related sales. These accruals reduce revenues and, with the exception of returns, are treated as a reduction of trade receivables. Returns are usually related to expired product and are recorded as a liability. At the time a rebate or chargeback payment is made or a product return is received, which occurs with a delay after the related sale, the Company records a reduction to the contra accounts receivable or returns reserve at the end of each quarter. Due to estimates and assumptions inherent in determining the amount of returns, chargebacks and rebates, the actual amount of product returns and claims for chargebacks and rebates may differ from the Company’s estimates.

The Company’s product returns accrual is primarily based on estimates of future product returns over the period customers have a right of return, which is in turn based in part on estimates of the remaining shelf-life of products when sold to customers. Future product returns are estimated primarily based on historical sales and return rates. The Company estimates its chargeback accrual based on its estimates of the level of inventory of its products in the distribution channel that remain subject to chargebacks and historical chargeback rates. The estimate of the level of products in the distribution channel is based primarily on data provided by three key wholesalers. The Company estimates its Medicaid rebate accruals based on monthly sales, historical rates, and estimated lag time of the rebate request. The Company’s sales volume rebate accrual is based on actual net sales and the rebate rate for each individual customer. The Company’s accruals for returns, chargebacks and rebates are adjusted as appropriate for specific known developments that may result in a change in its product returns or its rebate and chargeback obligations.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash in banks, commercial paper and deposits with financial institutions that can be liquidated without prior notice or penalty. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount net of allowance for doubtful accounts and other sales allowances and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Management determines the allowance based on historical experience along with the present knowledge of potentially uncollectible accounts. Management reviews its allowance for doubtful accounts periodically. Account balances are charged off against the allowance when management believes it is probable the receivable will not be recovered.

Inventories

Inventories consist of finished goods held for sale, raw materials and work in process. Inventories are stated at the lower of cost or market, with cost determined using a first-in, first-out method. The Company establishes reserves for excess and obsolete inventories based upon historical experience and management’s assessment of current product demand. These assessments include inventory obsolescence, based on its expiration date, damaged or rejected product and slow moving products.

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation expense for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets. Gains and losses are reflected in the period of disposal. Expenditures which significantly increase value or extend useful lives of property and equipment are capitalized, whereas those for normal maintenance and repairs are expensed.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets

Intangible assets, which primarily include acquired product rights, trademarks and patents, are stated at cost, net of accumulated amortization. Amortization is computed over the estimated useful lives, ranging up to forty years, using the straight-line method. The Company estimates the useful lives of the assets by factoring in the characteristics of the products such as: patent protection, competition by products prescribed for similar indications, estimated future introductions of competing products and other factors. The Company evaluates the remaining useful lives of intangible assets each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. This evaluation is performed through the annual evaluation of goodwill and indefinite lived intangibles for impairment. The Company reviews its intangible assets other than goodwill for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company reviews goodwill for possible impairment annually, or whenever events or circumstances indicate that the carrying amount may not be recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. Such assumptions include projections of future cash flows and, in some cases, the current fair value of the asset. In addition, the Company’s amortization policies reflect judgments on the estimated useful lives of assets.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company evaluates assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the asset. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company provides for income taxes using the asset and liability method as required by FASB Accounting Standards Codification 740, “Income Taxes” (ASC 740). This approach recognizes the amount of federal, state and local taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates.

Under ASC 740, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income.

On January 1, 2009, the Company adopted the authoritative guidance on accounting for and disclosure of uncertainty in tax positions (FASB—Accounting Standards Codification 740), which prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company has no uncertain tax positions as of December 31, 2009 that qualify for either recognition or disclosure in the financial statements under this new guidance.

Accumulated Other Comprehensive Income (Loss)

Accumulated Other Comprehensive Loss consists of the net loss and unrealized losses from derivatives, net of tax.

Share Based Payments

Apax Quartz (Cayman) L.P. (the Company’s parent) has granted stock awards to certain employees which are recorded in the Company’s consolidated financial statements as a liability award as more fully described in Note 9. The Company recognizes stock-based compensation under the provisions of FASB Accounting Standards Codification 718, Compensation-Stock Compensation, (ASC 718), pursuant to which the fair value of awards expected to vest is expensed on a straight-line basis over the vesting period of the related awards. The fair value method is used and stock awards are marked to market each reporting period.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Derivative Instruments

The Company uses derivative instruments as part of its overall strategy to manage its exposure to fluctuations in interest rates. As a matter of policy, the Company does not use derivatives for trading or speculative purposes.

The Company accounts for derivative instruments under the guidance in FASB Accounting Standards Codification 815, Derivatives and Hedging (ASC 815). ASC 815 requires that all derivative instruments be recorded on the balance sheet at their fair value.

Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedging relationship and, if it is, depending on the type of hedging relationship. For a derivative instrument that is designated and qualifies as a hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings.

For all hedging activities, the ineffective portion of a derivative’s change in fair value is immediately recognized in other income (expense). For derivative instruments not designated as hedging instruments, the gain or loss is recognized in other income (expense) during the period of change. The Company believes that any such non-designated instruments would offset the economic risks of the hedged items.

As of December 31, 2009 the Company holds one derivative instrument, an interest rate swap, that is designated as a cash flow hedge. Therefore, in accordance with ASC 815, the effective portion of the change in the fair value of the interest rate swap is reported in other comprehensive income in the consolidated statement of changes in stockholder’s equity. Net cash settlements on the interest rate swap are included in investing activities in the consolidated statements of cash flows.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of FASB Accounting Standards Codification 820, Fair Value Measurements and Disclosures (ASC 820) for financial assets and liabilities. As permitted by ASC 820, the Company elected to defer until January 1, 2009 the adoption of ASC 820 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820 provides a framework for measuring fair value under GAAP and requires expanded disclosures regarding fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities. At December 31, 2009, the Company did not have any Level 1 assets or liabilities.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. At December 31, 2009, the Company did not have any Level 3 assets or liabilities.

The valuation of the Company’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis at December 31, 2009 by level within the fair value hierarchy. As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
Liabilities
Interest rate swap (a)	$—	$12,998,898	$—	$12,998,898

(a)	Reflected in the consolidated balance sheet at December 31, 2009 as a component of other accrued expenses

Research and Development Activities

Research and development activities are expensed as incurred and consist of direct and allocated expenses incurred with formulation, regulation, and analytical work associated with new products.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

3. Trade Accounts Receivable

Trade accounts receivable consists of the following as of December 31, 2009:

2009
Gross trade receivables	$83,674,462
Allowance for doubtful accounts	(87,528)
Sales volume allowances	(18,301,778)
Price protection credits	(499,387)
Contract chargebacks	(15,917,516)
Medicaid commissions	(831,813)

Total accounts receivables	$48,036,440

4. Inventories—Net

Inventories—net consist of the following as of December 31, 2009:

2009
Raw materials	$31,064,219
Work-in-progress	8,390,705
Finished goods	33,478,530

Total	$72,933,454

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

5. Property and Equipment

Property and equipment consists of the following as of December 31, 2009:

	2009	Lives
Buildings	$62,774,041	10 - 47 years
Equipment and fixtures	44,421,696	3 - 12 years
Land	7,128,000
Land improvements	2,083,908	19 - 22 years
Construction in progress	9,244,073

Total property and equipment	125,651,718
Less accumulated depreciation	(18,793,920)

Property and equipment—net	$106,857,798

Depreciation for the year ended December 31, 2009 is $8,831,240.

6. Intangible Assets

Intangible assets consist of the following:

Intangible Assets—net	Balance December 31, 2009
Corporate trade name	$15,500,000
Customer relationships	92,383,500
Product rights	52,710,756

Total intangible assets—net	160,594,256
Goodwill	237,483,545

Total intangibles—net including goodwill	$398,077,801

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

6. Intangible Assets (continued)

The weighted average useful lives at December 31, 2009 are as follows:

Weighted Average Useful Lives
Intangible Assets:
Corporate trade name	Indefinite
Customer relationships	17 years
Product rights	30 years
Goodwill	Indefinite

The Company recorded $8,328,004 of amortization expense for the year ended December 31, 2009. In 2009, during the annual impairment testing of the Company’s intangible assets, no impairments were noted. Goodwill is amortized for tax purposes over fifteen years. Amortization expense is included within selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations.

The approximate future annual amortization for intangible assets is as follows:

2010	$8,321,305
2011	8,321,305
2012	8,321,305
2013	8,321,305
2014	8,321,305
Thereafter	103,487,731

Total	$145,094,256

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

7. Long and Short Term Debt

At December 31, 2009 long term debt consisted of the following:

2009
First lien credit facility	$259,795,000
Second lien credit facility	140,000,000
Revolving credit facility	—

Total debt	399,795,000
Less current portion of long term debt	—

Total long term debt	$399,795,000

In October 2007, the Company entered into the 2007 Credit Facility (“2007 Credit Facility”) with Royal Bank of Canada. The 2007 Credit Facility provides an aggregate of $507.0 million of senior financing, consisting of a $75.0 million Revolving Credit Facility (“Revolving Credit Facility”), a $27.0 million Delayed Draw Loan (“Delayed Draw Loan”), a $265.0 million senior term loan facility (“First Lien Credit Agreement”), and a $140.0 million senior term loan facility (“Second Lien Credit Agreement”). The 2007 Credit Facility was entered into in connection with the Apax Partners’ purchase of the Company.

The First Lien Credit Agreement and Revolving Credit Facility have a 7 year term while the Second Lien Credit Agreement has a 7 1/2 year term. The Delayed Draw Loan is available for 18 months from October 31, 2007. The Credit Facility bears interest equal to LIBOR plus 3.5% for the First Lien Credit Agreement and 7.5% for the Second Lien Credit Agreement (subject to certain adjustments). The indebtedness under the 2007 Credit Facility is guaranteed by substantially all of the Company’s assets. The remainder under the Revolving Credit Facility and the Delayed Draw Loan is available for working capital and other general corporate requirements. The First Lien Credit Agreement may be prepayable and commitments reduced at the election of the Company without premium (subject to certain conditions), while the Second Lien Credit Agreement has a prepayment penalty of 2% through the first twelve months of the agreement, 1% in the second twelve months, and no prepayment penalty after the first twenty-four months. In 2009, the Company borrowed $27 million available from the Delayed Draw Loan that was subsequently rolled into the First Lien.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

7. Long and Short Term Debt (continued)

For the period November 1, 2007 through September 30, 2009, the Company made no prepayments of debt. For the period October 1, 2009 through December 31, 2009, the Company made prepayments of $27.5 million which covers all future mandatory payments on the First Lien. In 2009, the Company made total debt payments of $36.1 million.

Under the terms of the 2007 Credit Facility, the Company is subject to financial and operational covenants. The Company is in compliance with all covenants as of December 31, 2009.

The Company does not believe that it is practicable to estimate the fair value of the debt instruments described above as the debt is not publicly traded, and thus, a fair value is not readily obtainable. Information pertinent to estimating the fair value of the debt includes the following:

	Carrying Value	Effective Interest Rate	Maturity
First lien credit facility	$259,795,000	3.75%	7 year term
Second lien credit facility	140,000,000	7.75%	7.5 year term

Total	$399,795,000

The 2007 Credit Facility specifies quarterly payments equaling 0.25% of the First Lien Credit Facility; however, due to the prepayments noted above, the quarterly payments are not necessary, making the balance due at the end of the loan terms:

2010	$—
2011	—
2012	—
2013	—
2014	259,795,000
Thereafter	140,000,000

Total	$399,795,000

Prepayments equaling a certain percentage of excess cash flow as defined by the Credit agreement may be required.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

7. Long and Short Term Debt (continued)

Letters of credit are obtained for raw material vendors in order to purchase materials from these vendors on a recurring basis and for utilities in order to secure utility service. At December 31, 2009, the Company had $1.4 million in open letters of credit issued under the 2007 Credit Facility.

An annual commitment fee of 0.5% for the unused portion of the Delayed Draw facility and 1.0% for the revolving Credit Facility is assessed, calculated and paid quarterly.

8. Interest Rate Swap

On November 16, 2007, the Company entered into an interest rate swap agreement. Under the terms of the agreement, the Company receives amounts from the counterparty based on a floating interest rate and pays amounts based on a fixed interest rate, at specified intervals, calculated on the agreed-upon notional amount. The differentials paid or received under the interest rate swap agreement are recognized as adjustments to interest expense in the period incurred. The floating interest rate is reset on a quarterly basis until the end of the agreement in 2011. The Company performs an ineffectiveness calculation on a recurring basis to validate that the interest rate swap is highly effective. As of December 31, 2009 a loss of $13 million has been recorded in accumulated other comprehensive loss. The Company estimates that approximately $9 million of the accumulated other comprehensive income will be realized into earnings over the next twelve months for the transactions that are expected to occur over that period.

9. Employee Stock Compensation

During 2008 and 2009 Class B Common Units and Class C Common Units of Apax Quartz (Cayman) L.P. were granted to certain management employees. Fifty percent of the Class B Common Units and Class C Common Units vest on service ratably on the anniversary date over 4 years or immediately upon a sale or public offering. The remaining fifty percent vest on performance at such time as Apax investors receive two and one half times their original investment in Apax Quartz (Cayman) L.P. The Class B Common Units and Class C Common Units share ratably in any distributions from the Partnership, upon a liquidity event, after all preferred capital, preferred yield and capital amounts have been returned to investors. In 2009, Management Preferred Units were granted to certain management employees. The Management

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

9. Employee Stock Compensation (continued)

Preferred Units vest on service ratable on the anniversary date over 4 years or immediately upon a sale or public offering. In the event of an employee’s termination subject to a General Release (as defined in the agreement), the Parent will repurchase the shares based on the fair value at that time; if a terminated employee is not subject to a General Release, then all vested and unvested shares will be forfeited. As the employee do not bear any of the risks and rewards of ownership, these awards are classified as liability awards. As the Company is not publicly traded, the expense related to the awards subject to performance vesting will not be recognized until a liquidation event occurs. The expense associated with employees stock compensation is recognized by the Company since the employee participants are rendering services to the Company. The Company recorded compensation cost, determined in accordance with ASC 718, totaling $269,325 during 2009.

The fair value of each common unit is estimated on the date of grant using a Monte-Carlo simulation re-measured at each reporting date based on the instrument’s fair value. Expected volatilities are based on historical volatility levels of similarly situated publicly traded pharmaceutical companies. The risk-free rate for a period consistent with the expected time until a liquidity event is based on the U.S. Treasury yield curve in effect at the time of grant. An estimated liquidity event date of December 31, 2011, four years from the Acquisition date, was used for the period of time that the common units are expected to be outstanding.

The significant assumptions used in the valuation are as follows:

2009
Value of Class B time vested shares	$376
Value of Class C time vested shares	$463

Expected volatility	59.58%
Expected dividends	0%
Risk-free rate	0.77%
Liquidity event	December 31, 2011

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

9. Employee Stock Compensation (continued)

A summary of activity is presented below:

	Class B Common Units	Class C Common Units	Management Preferred Units
Outstanding at December 31, 2008	4,471	1,291	—
Granted	1,131	2,142	6,306
Forfeited	(1,767)	(377)	—

Outstanding at December 31, 2009	3,835	3,056	6,306

At December 31, 2009, 479 shares of Class B and 112 shares of Class C units were vested.

As of December 31, 2009, there are $306,019 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted which are expected to be recognized over a weighted-average period of 2 years. No common units were redeemed during the year. The Class B Common Units and Class C Common Units do not expire.

10. Employee Benefit Plans

The Company sponsors a defined contribution retirement plan. Substantially all of the Company’s employees are eligible to be enrolled in an employer-sponsored contributory retirement savings plan, which includes features under Section 401(k) of the Internal Revenue Code of 1986, as amended, and provides for company matching contributions. The Company’s contributions to the plan are determined by its Board of Directors subject to certain minimum requirements as specified in the plans. The Company’s retirement plan expense for the years ended December 31, 2009 was approximately $1.2 million.

11. Related Party Transactions

As part of the Acquisition, the Company entered into an agreement with Apax Partners for management services for $1.0 million per year with an automatic renewal. Fees of $1.0 million have been expensed for the period January 1, 2009 through December 31, 2009. As of December 31, 2009, the Company has $921,581 recorded in other accrued expenses for the payment for management services.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

12. Self-Insurance

The Company is self-insured for employee medical claims up to a $75,000 stop-loss limit per participant with an overall company aggregate of $220,000. A reinsurance plan has been established for claims greater than $75,000 and up to an annual aggregate maximum of $2,000,000 for the plan. Medical claims expense for the year ended December 31, 2009 is $5,884,937. The Company has recorded a liability for incurred but not reported claims in the amount of $435,925 as of December 31, 2009 as a component of other accrued expenses in the accompanying consolidated balance sheets.

13. Commitments and Contingencies

There are sundry claims and suits pending against the Company in the ordinary course of business. In the opinion of the Company’s management, any ultimate liability in these matters will have no material adverse effect on the consolidated results of operations or financial position of the Company.

14. Concentration of Credit Risk

The Company does not believe that it is dependent upon any single customer. As of and for the year ended December 31, 2009, accounts receivable from the Company’s three largest customers amounted to 27%, 16% and 14% of gross accounts receivable, and sales to the Company’s three largest customers amounted to 22%, 14% and 13% of gross sales.

15. Other Operating Income

In September 2009, an indemnification settlement was agreed to with the former owner in which the Company received $20,060,000 that was previously held in escrow as part of the purchase agreement that took place in 2007. This settlement is included in other operating income in the Consolidated Statements of Operations.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

16. Discontinued Operations

In October 2009, the Company elected to discontinue its medical device business, consisting of insulin syringes. Inventory on hand at the date of discontinuance was fully expensed, and these costs were included as a component of discontinued operations. Loss from discontinued operations in the amount of $2,104,620 is recorded in the Consolidated Statements of Operations for the year ended December 31, 2009. The Company has recorded a liability of $837,743 as of December 31, 2009 to cover the expected costs of recalls, recall fees, and expected liabilities associated with the disposal.

17. Income Taxes

The significant components of the provision for income taxes are as follows:

Year ended December 31 2009
Current:
Federal	$—
State and local	75,000

Total current expense	$75,000

Deferred:
Federal	$5,759,227
State and local	701,271

Total deferred expense	6,460,498

Total income tax expense	$6,535,498

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

17. Income Taxes (continued)

A reconciliation of differences between the federal income tax at statutory rates and the Company’s actual income tax expense on loss from continuing operations, which include federal and state income taxes, is as follows:

	Year ended December 31 2009
Federal taxes (benefit) at statutory rate	$8,543,790	34.00%
State taxes (benefit), net of federal tax (benefit)	1,189,166	4.80%
Increase/(decrease) in valuation allowance	(3,211,309)	-12.82%
Meals and entertainment	13,968	0.06%
Other	(117)	0.00%

Total tax expense	$6,535,498	26.04%

Deferred income taxes recognize the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss (“NOL”) carryforwards. The significant components of the Company’s deferred tax assets and liabilities are as follows:

December 31, 2009
Deferred Income Tax Assets:
Net operating loss	$20,511,896
Other intangibles amortization	85,517,410
Interest rate swap	4,957,780
Sales reserves	15,891,478
Inventory	976,451
Other	1,572,628

Total Deferred Income Tax Assets before Valuation Allowance	129,427,643
Valuation allowance	(124,648,658)

Total Deferred Income Tax Assets	$4,778,985

Deferred Income Tax Liabilities:
Depreciation	$(4,458,179)
Prepaid expenses	(320,807)
QV Corporate Name Amortization-Indefinite Lived	(494,972)
Goodwill Amortization-Indefinite Lived	(13,056,958)

Total Deferred Income Tax Liabilities	$(18,330,916)

Net Deferred Income Tax Liability	$(13,551,931)

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

17. Income Taxes (continued)

ASC 720 requires that the Company reduce its deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The Company has established a full valuation allowance against the deferred tax assets due to the fact that the Company is not certain there will be sufficient taxable income in the future when the temporary differences are deductible. Consequently a valuation allowance of $124.6 million is necessary for the year ended December 31, 2009.

The Company has recorded deferred tax liabilities in the amount of $13.6 million related to the book-tax basis difference in goodwill and other indefinite lived intangibles as of December 31, 2009. ASC 720 states that the indefinite lived intangible deferred tax liabilities may not be netted against the deferred tax assets; therefore, the Company has a net deferred tax liability of $13.6 million.

At December 31, 2009, the Company had unused federal and state net operating loss carryforwards of approximately $54.4 million and $48.6 million, respectively. Such losses expire in various amounts at varying times through 2029. These NOL carryforwards result in a deferred tax asset of approximately $20.5 million at December 31, 2009. A valuation allowance is recorded against the net deferred tax assets, exclusive of indefinite-lived intangibles discussed above, including these loss carryforwards.

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

18. Subsequent Events

In preparation of its consolidated financial statements, the Company completed an evaluation of the impact of any other subsequent events through the date these financial statements were able to be issued, March 26, 2010, and determined there were no subsequent events requiring disclosure in or adjustment to these financial statements, other than those disclosed above.

Unaudited

On September 28, 2010, Endo Pharmaceuticals announced that it has entered into a definitive agreement to acquire the Company, a leading, privately-held generics company in the U.S., for approximately $1.2 billion in cash, of which approximately $400 million will be utilized to extinguish existing indebtedness. Consummation of the acquisition is subject to certain conditions, including, among others (i) absence of certain legal impediments to the consummation of the acquisition, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the accuracy of the representations and warranties made by each party, respectively, in each case subject to certain material adverse effect qualifications, and (iv) compliance by each party with the respective obligations under the stock purchase agreement, in each cash, subject to certain materiality qualifications.